                                                                                                    EXHIBIT 10.23

EXCLUSIVE DISTRIBUTOR AGREEMENT

This Exclusive Distributor Agreement (“Agreement”), made and effective this October 1, 2006, by and between Tegal Corporation and its subsidiaries (“Tegal”) located at 2201 S. McDowell Blvd. Petaluma, CA USA and Noah Corporation  (“Noah”) located at 4th Floor, 1-19-19 Ebisu, Shibuya, Tokyo, 150-0013 Japan.

WHEREAS, Tegal desires to appoint Noah, and Noah desires to accept appointment, as Tegal’s exclusive distributor of certain Tegal products in Japan.

NOW, THEREFORE, in consideration of the mutual agreements and promises set forth herein, the parties agree as follows:

1.	Appointment.

1.1  Appointment. Subject to the terms and conditions of this Agreement, Tegal hereby appoints Noah as its exclusive distributor of the Products (defined below) solely in the country of Japan (the “Territory”). Noah shall purchase Products from Tegal, inventory such Products, promote, distribute, sell and provide warranty and technical support for the Products it sells to its customers in the Territory (“Customers”). Noah agrees that it shall not market, promote, distribute, sell or provide services for the Products outside of the Territory and Tegal agrees that it shall not market, promote, distribute, sell or provide services for the Products within the Territory except through Noah pursuant to this Agreement. Noah shall promptly submit to Tegal, for Tegal’s attention and handling, the originals of all inquiries received by Noah from potential customers outside the Territory.

1.2  Acceptance. Noah accepts the foregoing appointment and agrees, at all times, to use its best efforts to market, promote, distribute and maximize the sales of the Products in the Territory only and to fully perform all of its obligations under this Agreement in accordance with all applicable laws, decrees, regulations and other legal requirements.

2.	Products.

2.1  Products Defined. As used in this Agreement, the term “Products” shall mean the Systems Products, Spare Parts, related service parts and accessories manufactured and/or sold by Tegal listed in Exhibit A attached hereto. Tegal may update Exhibit A from time to time in its sole discretion upon notice to Noah.

2.2  Commencement Dates. Except for those specific Systems Products opportunities listed in Exhibit B attached hereto, all Systems Product sales in the Territory shall be made by Noah no earlier than October 1, 2006. Noah may not begin the sale of Spare Parts to its Customers until January 1, 2007.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

2.3  Product Discontinuance. Tegal will provide Noah with at least six (6) months prior written notice of any intention to discontinue production of any Product. During such six (6) month period, Noah shall have the right to make a one time buy of such Product. Noah shall have the right to schedule shipment of such one time buy prior to the end of the notice period. The one time buy amount shall be no more than fifty percent (50%) over the forecasted amount for such period.

3.	Process and Terms of Sale and Supply.

3.1  Cooperation. Noah and Tegal shall cooperate and work together to develop relationships within the Territory with Noah Customers and prospective customers.

3.2  Forecasts. Noah will provide Tegal, on a calendar quarter basis, written, rolling, non-binding, 12 month forecasts for the quantities of Products it anticipates purchasing.

3.3  Purchase Orders and Product Supply. Noah shall submit to Tegal written purchase orders for the Products. All purchase orders shall reference this Agreement and shall be consistent with established Tegal Product lead times and the terms and conditions of this Agreement. All orders by Noah are subject to acceptance by Tegal, and Tegal will provide an acknowledgement of its acceptance or rejection of each order within five (5) business days of receipt of Noah’s purchase orders. Tegal will use reasonable efforts to deliver Products at the times specified in its acceptance of Noah’s purchase orders, provided that Tegal has the right not to carry out an order for reasons of manufacturing or regulatory constraints or financial impracticability, as determined by Tegal in its sole discretion. Tegal reserves the right to allot available inventories among all of its distributors at its discretion. Tegal shall promptly notify Noah if any order, or any portion of any order, cannot be filled, or of any delays in delivery. Tegal shall have no liability to Noah with respect to purchase orders that are not accepted.

3.4  Shipment, Title and Risk of Loss. Tegal agrees to ship the Products to Noah or directly to the Customers, as agreed upon by the parties on a case-by-case basis. Delivery shall be ex works (Incoterms 2000) Tegal’s shipping point. Title and risk of loss for the Products will transfer to Noah at the shipping point. Tegal shall select the shipper in its reasonable judgment. Noah shall bear all costs associated with shipment of the Products and insurance of the Products during shipment. All Products shall be deemed accepted upon delivery.

3.5  Cancellation. Noah must submit in writing to Tegal any cancellation request. Cancellation fees will be assessed based upon the length of time from the date a written notice is received by Tegal to the first scheduled shipment date and in accordance with Tegal’s then standard cancellation fees. Notwithstanding the foregoing, customized orders of Systems Products may not be cancelled. In addition, no cancellations will be accepted less than thirty (30) days prior to the scheduled delivery date.

3.6  Rescheduling. Re-schedule requests must be made in writing at least thirty (30) days prior to the scheduled shipment date. Any order may be re-scheduled only once. Requests to delay shipments may not exceed ninety (90) days from the original acknowledged delivery date. Any re-scheduled order may not thereafter be canceled or further modified, and is subject to full payment by Noah of the selling price.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

3.7  Tegal’s Standard Terms and Conditions. All sales of Products to Noah during the term of this Agreement shall be subject to the terms and conditions of this Agreement and to Tegal’s Standard Terms and Conditions of Sale in effect at the time of each such purchase. A copy of Tegal’s current Standard Terms and Conditions of Sale is attached as Exhibit C. Tegal may update its Standard Terms and Conditions of Sale from time to time in its sole discretion by providing written notice to Noah. Tegal will use reasonable efforts to provide such notice at least sixty (60) days in advance of their effectiveness. In the event of any conflict between the terms of this Agreement and the Standard Terms and Conditions of Sale then in effect, this Agreement shall control.

3.8  Terms and Conditions Applicable to Customers. Noah agrees to include in all Product sales agreements with its Customers provisions consistent in all material respects with the following provisions of Tegal’s Standard Terms and Conditions of Sale set forth in Exhibit C: Confidential Information, Warranty Disclaimer, Limitation of Liability, Software and No License by Implication provisions.

3.9  No Additional Terms and Conditions. All Products shall be sold pursuant to the provisions of this Agreement. In the event of any inconsistency between this Agreement and Noah’s purchase order or Noah’s additional or different terms and conditions, if any, the terms of this Agreement shall prevail and Noah’s terms are hereby rejected. Neither Tegal’s commencement of performance, acceptance of an order or delivery of Products shall be deemed or construed as acceptance of Noah’s additional or different terms and conditions, if any. Except as set forth in this Agreement, no other terms (including, but not limited to, any and all terms set forth on Noah’s purchase orders) control the sale of the Products to Noah.

3.10  Return of Products. Except for Section 5.4 and except for the warranty remedy obligations set forth in Section 11 below, Tegal shall not be obligated to accept any Products that are returned. In the event such returns are accepted, Tegal may impose a reasonable restocking charge.

4.	Duties of Noah.

4.1  Place of Business. Noah shall maintain a place of business in the Territory.

4.2  Marketing and Promotion

a.  Marketing Plan. On the first day of November of each calendar year, Noah will submit to Tegal for Tegal’s approval a marketing plan outlining Noah’s planned marketing and promotional activities for the Products for the coming year. Noah shall work in good faith to revise or modify the marketing plan in accordance with Tegal’s reasonable requests. If the parties disagree regarding the elements of the marketing plan, the parties agree to discuss in good faith and resolve any issues prior to implementation of Noah’s Product marketing plan.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

b.  Policies. Noah shall implement and carry out its marketing plans as approved by Tegal. Noah will cooperate with Tegal in providing for continuous and effective advertising and promotion of Products throughout the Territory, and Noah agrees at Noah’s expense to use its best efforts to actively promote the Products and participate in, and faithfully comply with, the terms and conditions of such cooperative advertising programs as Tegal may establish and offer to Noah from time to time. Nothing herein shall prevent Noah from independently advertising and marketing the Products within the Territory, provided the form and content of the advertising or marketing materials are approved by Tegal in advance. Notwithstanding any of the foregoing, Noah shall comply with all advertising, marketing promotional and sales policies of Noah in its activities hereunder.

c.  Events. Noah will participate in relevant exhibitions and trade shows in the Territory.

d.  Sales Personnel. Noah shall hire sales personnel to introduce, promote, market and sell Products in the Territory. Such sales personnel shall be adequately trained by Noah. Noah shall at all times employ a minimum of two full-time sales personnel dedicated exclusively to promoting, marketing, and selling the Systems Products and Spare Parts in the Territory.

e.  Press Releases. All press and media releases, public announcements and public disclosures by either party relating to this Agreement must be coordinated with and approved by Tegal prior to the release thereof.

4.3  Installation and Warranty Services.

a.  Scope of Services. Noah shall have the responsibility to install, service, and maintain the Products sold to its Customers, subject to service policies reasonably satisfactory to Tegal, and in doing so shall use qualified personnel. Noah shall perform all necessary warranty work for the Products pursuant to Tegal’s warranty obligations to Customers and provide installation and other related services to the Customer at no charge to the Customer during the warranty periods applicable for each Product. Noah represents and warrants that its provision of such services shall be prompt and of the highest quality and shall be performed only by properly trained personnel of Noah. Noah shall be responsible for any and all training and instruction of those of its personnel providing technical support for the Products, unless otherwise agreed by Tegal. Noah shall at all times employ a minimum of ***** (*****) full-time ***** dedicated exclusively to supporting the Systems Products in the Territory, unless otherwise agreed in writing between Tegal and Noah. In addition, Noah shall employ a minimum of ***** full-time *****, qualified to develop and support applications on the Systems Products and ***** part-time *****, qualified to develop and support PVD applications, and such support shall be performed on the Systems Products at either Noah’s or Customer’s facilities, as determined by Noah in its reasonable judgment.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

b.  Warranty Service Scope. Noah shall provide warranty service for the entire warranty period applicable to each Product sold to Customers, as required by the Tegal. Noah shall be available to Customers for warranty or technical support service twenty-four (24) hours per day, seven (7) days a week. Noah hereby acknowledges that the standard warranty period for Systems Products is one year after Systems Product deliver and ninety (90) days from delivery for Spare Parts. Noah shall be solely responsible for any warranty services that it offers in excess of the foregoing warranty period, unless expressly agreed by Tegal in writing on a case-by-case basis.

4.4  Former Tegal Employees. As partial consideration for the grant of territorial exclusivity as a distributor of Tegal Products, Noah shall, upon entering into this Agreement and in accordance with the schedule set forth in Exhibit D, employ personnel previously employed by Tegal Japan Inc. in the Territory. Noah agrees to use all reasonable efforts to employ such personnel for ***** following the date of their employment by Noah, with salaries and benefits consistent with the salaries and benefits provided to such employees in the six month period immediately preceding this Agreement.

4.5  Maintenance of Inventory. Noah shall, at all times and at its expense, maintain adequate warehousing, equipment, transport facilities, training facilities and other facilities to ensure proper storage and transport of Products shipped to Noah. All Products must be stored in a suitable warehouse, in line with industry storage standards for like products in order to ensure their preservation. Noah undertakes to ensure that the quality of the Products shall not be altered by the storage conditions. In order to comply with Tegal’s quality control standards, Noah shall: (i) when providing technical and warranty support, use the Products in compliance with applicable laws, decrees, regulations and other legal requirements; (ii) permit Tegal to inspect Noah’s storage and support facilities during normal business hours, without advance notice but in a manner that is not unreasonably disruptive to the business of Noah, to confirm that Noah’s handling and use of such Products is in compliance with this Agreement. Noah must secure and maintain all necessary governmental permits, licenses, registrations and customs clearances required in connection with the importation, resale and support of the Products in the Territory.

4.6  Records. Noah shall maintain during the term of this Agreement and for a period of three (3) years thereafter accurate books and records of its sales, service and promotional activities pursuant to this Agreement.

4.7  Reporting Requirements.

a.  Sales Reports. Noah shall submit written sales reports to Tegal within five (5) days after the end of each calendar quarter, setting forth net sales of the Products in value and units and stock levels for the prior quarter.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

b.  Marketing Reports. Within five (5) days after the end of each calendar quarter, Noah shall also submit a written marketing report to Tegal setting forth information on market conditions and marketing activities undertaken by Noah, its Customer and prospective customer responses concerning the Products and activities of competitors within the Territory during the preceding quarter.

4.8  No Competitive Products. Noah represents and warrants that it does not currently and will not, during the term of this Agreement, manufacture or otherwise produce, market, promote, distribute or sell, in any manner, directly or indirectly, any products in the Territory which are similar to, in competition with, or that might interfere with the sale of the Products. If, at any time, Noah or any of its affiliates is reasonably deemed by Tegal to be in competition with the Products in the Territory, Tegal may terminate this Agreement immediately by written notice to Noah.

4.9  Non-Solicitation. Except as set forth in Section 4.4 above and to the maximum extent permitted by applicable law, for the duration of this Agreement, and for a period of one year from the date of termination thereof, Noah will not solicit for hire any employee of Tegal or any former employee of Tegal who has been employed by Tegal within the previous twelve (12) months.

4.10  Expenses. Noah will pay and is responsible for all expenses incurred in connection with its activities under this Agreement.

5.	Duties of Tegal

5.1  Training and Materials. Tegal agrees to provide training courses to Noah, which will include training for the operation, installation and maintenance of the Products. Noah shall attend such training prior to the installation of the first Systems Product sold by Noah within the Territory and will obtain additional training as recommended and offered by Tegal. Tegal, in its sole discretion, will provide Noah promotional literature, reprints of technical references, and other materials to facilitate Noah’s efforts in promoting the sale of and servicing the Products in the Territory. Tegal will furnish such materials without charge. In the event that Noah desires to modify the foregoing materials, or to develop its own such materials for use within the Territory regarding the Products, any such materials produced by Noah in relation to the Products (including, where necessary, any language translation thereof) shall first be submitted to Tegal for Tegal’s written approval. Noah shall not use such materials without Tegal’s prior written approval. Tegal will not unreasonably withhold or delay such approval.

5.2  Assistance. Tegal will respond promptly and constructively to requests by Noah for technical or application assistance.

5.3  Referrals. Tegal will refer all potential purchasers of the Products in the Territory to the Noah.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

5.4  Consignment Stock. Tegal will supply to Noah Spare Parts on a consignment basis (the “Consignment Stock”) to meet Tegal’s projected warranty and certain routine service parts requirements for Customers in the Territory. The Consignment Stock shall be held by Noah at no charge and shall be subject, with reasonable notice by Tegal, to inspection, audit, removal and replacement by Tegal, as may from time to time be required. Noah shall promptly notify Tegal of any removal of Spare Parts from the Consignment Stock so that Tegal may invoice Noah and replace the Spare Part. Noah hereby agrees that no Spare Parts will be loaned to Customers or to any third party for any reason.

6.	Pricing and Payment

6.1  Systems Products Pricing. For reference purposes only, Tegal will supply Noah with a confidential Tegal price list for Systems Products. The initial price list for Systems Products and Spare Parts is attached hereto as Exhibit E. Tegal may change the price list and the prices set forth therein from time to time in its sole discretion upon at least sixty (60) days prior written notice to Noah. Noah acknowledges and agrees that the price list for the Territory may differ from price lists Tegal provides for different regions. Given the nature of the sales process for Systems Products, the parties will have to work together in all sales efforts for System Products in the Territory. All prices and discounts offered to Noah are net of and do not include the costs for shipping, insurance and any additional services or products offered by Noah to a Customer. Unless Tegal agrees to a different discount rate for a particular sale of System Products to a Customer, Tegal agrees to sell System Products to Noah at a *****  percent (*****%) discount from the listed price on the Tegal price list. Tegal agrees to consider in good faith deviations from the standard discount rate upon request from Noah for particular Customer opportunities but shall not be obligated to offer greater discount rates.

6.2  Spare Parts Pricing. Noah may purchase Spare Parts from Tegal at a discount of ***** percent (*****%) off of the prices set forth in the price list attached hereto as Exhibit E.

6.3  Pricing of Products to Customers. Noah shall have full discretion to set its own prices for the Products it sells to Customers.

6.4  Invoicing; Payment. If agreed upon in advance by Tegal on a case-by-case basis, Tegal may invoice Noah for sales of Systems Products based on a payment plan of ***** percent (*****%) of the discounted sales price payable upon delivery and ***** percent (*****%) payable upon Customer acceptance. Noah shall pay all charges due hereunder within thirty (30) days after the date of Tegal’s invoice. If Noah fails to meet its payment obligations when due or if Noah’s financial condition, in the reasonable opinion of Tegal, becomes impaired, then Tegal shall have the right to refuse any orders placed by Noah, in whole or in part. In addition, if Noah shall fail to make any payment due hereunder on the date such payment is due and payable, then such portion that remains outstanding shall bear simple interest until paid in full at a rate equal to the lesser of (i) *****% per month and (ii) the maximum interest rate permitted under applicable law. Noah shall not be entitled to set off any amount owed by Noah to Tegal against any amount owed by Tegal to Noah pursuant to this Agreement or otherwise. Noah shall reimburse Tegal for any costs or expenses incurred by Tegal in seeking recovery from Noah of any amounts due hereunder.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

6.5  Taxes. The prices specified in this Agreement are exclusive of any sales, use, excise, or similar taxes, and of any export and import duties, which may be levied upon or collectible by Tegal as a result of the licensing or shipment of Products to Noah or its Customers, or any services performed by Tegal in connection herewith, or any commissions earned by Noah. Noah agrees to pay and otherwise be fully responsible for, and indemnify and hold Tegal harmless from any such taxes and duties, unless in lieu thereof Noah provides Tegal with an exemption certificate acceptable to the relevant governmental authorities. Tegal shall have the right, but shall not be obligated, to pay any such taxes or duties directly, in which event Noah shall immediately reimburse Tegal in the amount thereof upon presentation by Tegal of evidence of payment.

6.6  Tax Withholding. In the event that Noah is required to withhold taxes imposed upon Tegal for any payment under this Agreement by virtue of the statutes, laws, codes or governmental regulations of a country in which the Products are provided, then the payment then due to Tegal and remitting such taxes to the proper authorities on a timely basis, and the payments provided for under this Agreement will be adjusted appropriately, provided that Noah supplies Tegal with official documentation and/or tax receipts on such withholdings supporting such taxes and such payments as may be required by Tegal for its tax records on or before the date on which such payment is due Tegal under this Agreement.

6.7  Currency. All payments due hereunder shall be made in United States Dollars.

6.8  Billable Services. Notwithstanding any other provision herein, Tegal shall continue to invoice its customers within the Territory for any billable service performed by Tegal’s employees through December 31, 2006. As of January 1, 2007, Noah shall invoice Customers for any billable service performed by its employees. As of January 1, 2007, Tegal will no longer offer services to customers in the Territory, provided, however, that Noah complies with its service obligations hereunder.

7.	Financial Obligations and Policies

7.1  Sufficient Capital. Noah will maintain and employ in connection with Noah’s business and operations under this Agreement such working capital and net worth as may be reasonably required to enable Noah to properly and fully to carry out and perform all of Noah’s duties, obligations and responsibilities under this Agreement.

7.2  Financial Statements. Noah will furnish Tegal with financial statements in such form as Tegal may reasonably require from time to time for credit purposes.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

7.3  Audit Rights. On not less than seven (7) days written notice to Noah and no more often than twice annually, Tegal and its certified public accountants and other auditors shall have full access to the books and records of Noah pertaining to activities under this Agreement. Tegal, its certified public accountants and other auditors shall have such access during normal business hours during the term of this Agreement and for a period of two (2) years after its expiration or termination. Whilst on Noah's premises, Tegal, its certified public accountants and other auditors shall conduct their audit review in a manner that is not unreasonably disruptive to the business of Noah. Tegal agrees and shall require its certified public accountants and other auditors to agree to hold confidential all information learned in the course of any examination of Noah’s books and records hereunder, except when it is necessary for Tegal, its certified public accountants or other auditors to reveal such information in order to enforce Tegal’s rights under this Agreement in court, or similar dispute resolution or enforcement proceedings or action, or except when compelled by law. In the event that such audit reveals an underpayment by Noah of five percent (5%) or more, Noah shall bear the costs of such audit and promptly pay the underpayment revealed.

7.4  Suspension of Shipments. In addition to any other right or remedy to which Tegal may be entitled, shipments of Products to Noah or its Customers may be suspended at Tegal’s discretion in the event that Noah fails to promptly and faithfully discharge each and every obligation in this Section 7.

8.	Intellectual Property and Software

8.1  License. Subject to the terms and conditions of this Agreement, Tegal hereby grants to Noah an exclusive (except as to Tegal as set forth in this Agreement) non-transferable license, without right to sublicense, to import, offer to sell and sell Products in the Territory and to distribute any software or firmware in the Territory solely as incorporated therein.

8.2  License Restrictions. The license granted to Noah under Section 8.1 shall be subject to the following restrictions:

(A)  Noah shall not modify or alter the Products in any way, or offer the Products in combination with any other products or services of Noah or any third party, except as may be expressly set forth in this Agreement, without the prior written consent of Tegal. All such requests shall be in English.

(B)  Noah agrees that except as may be expressly permitted by applicable law, Noah will not cause or permit the reverse engineering, translation or disassembly of the Products. If a jurisdiction in the Territory expressly permits by applicable law any of the foregoing activities regardless of contractual restriction, then Noah agrees that prior to engaging in any such activity Noah will first notify Tegal of its desire to reverse engineer the Products, and Tegal may, in its discretion, either provide such information to Noah or impose reasonable terms and conditions on such use of the Products to ensure that Tegal proprietary rights are protected.

(C)  The license granted in Section 8.1 above is granted solely to Noah, and not, by implication or otherwise, to any parent, subsidiary or affiliate of Noah.

(D)  Noah shall not remove, obscure, or alter any Tegal or other proprietary rights notice affixed to or contained within the Products or associated documentation.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

8.3  Intellectual Property Protection. Noah will immediately bring to the attention of Tegal any improper or wrongful use of Tegal’s trade marks, emblems, designs, models or other intellectual property rights which come to the notice of Noah and will in the performance of its duties under this Agreement use every effort to safeguard the property rights and interests of Tegal.

8.4  Trademark License. Subject to the terms and conditions of this Agreement, Tegal hereby grants to Distributor a limited, non-exclusive, non-transferable, royalty-free license to use Tegal’s trademarks, trade names, designs, trade dress, copyrights, copyrightable works, markings, insignias, logos, slogans, and legends that Tegal uses in connection with the Products (collectively, the “Marks”) for marketing the Products in the Territory. Tegal may from time to time use other or additional Marks to the Products. Noah agrees to state in appropriate places on all materials using the Marks that the Marks are trademarks of Tegal and to include the appropriate trademark symbols. Noah’s use of the Marks must be in strict conformity with all applicable laws, decrees, regulations and other legal requirements as well as all applicable Tegal usage guidelines. Tegal grants no other rights than expressly granted hereunder, and Noah acknowledges Tegal’s exclusive ownership of the Marks and the renown of Tegal’s Marks worldwide. Noah agrees not to take any action inconsistent with such ownership and further agrees to take, at Tegal’s expense, any action, including the conduct of legal proceedings, which Tegal deems necessary to establish and preserve Tegal’s exclusive rights in and to its Marks. Noah shall not adopt, use or attempt to register any trademarks or trade names that are confusingly similar to the Marks or in such a way as to create combination marks with the Marks. Noah shall provide Tegal with samples of all materials that use the Marks prior to their public use or display for Tegal’s quality control purposes. Tegal may suspend or terminate, in whole or in part, Noah’s license to use the Marks if, in Tegal’s reasonable judgment, Noah’s use of the Marks does not meet Tegal’s then current trademark usage policy. Tegal agrees to provide Noah in advance any updates to Tegal’s trademark usage policy and provide Noah reasonable time, not to exceed 60 days, to make changes to marketing and other materials that incorporate the Marks. Tegal agrees to notify Noah of any failure to meet the Tegal trademark usage policy and Noah shall have a grace period of no more than ten days to rectify any such failure unless Tegal agrees to extend such grace period in Tegal’s sole discretion.

8.5  Ownership. Noah acknowledges that any and all intellectual property rights in or related to the Products are and shall remain the property of Tegal or Tegal’s licensors, and Noah shall not at any time during or after the expiration or termination of this Agreement in any way question or dispute the ownership thereof by Tegal. All software, even if embedded in the Products, is licensed not sold by Tegal. All rights not expressly granted under this Agreement are reserved.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

8.6  Software Licensed. Without limiting any of the foregoing, any software Tegal provides to Noah for its own use or for sublicensing to Customers (“Software”) will be licensed, not sold, pursuant to the terms of Tegal’s standard Master Software License Agreement. Such agreement contains provisions, under which Noah agrees to be bound, relating to software ownership, protection and conditions for sublicensing the software to Customers. Such Software shall be considered Proprietary Information pursuant to Section 9.

9.	Confidential Information

9.1  Confidential Information Defined. “Confidential Information” means any and all technical and non-technical information either party provides the other hereunder that is marked or otherwise identified at the time of disclosure as confidential or proprietary, including trade secrets, know-how, firmware, designs, schematics, techniques, software code, technical documentation, specifications, plans or any other information relating to any research project, work in process, future development, scientific, engineering, manufacturing, marketing or business plan, financial and pricing information, customer information, or financial or personnel matter relating to either party, its present or future products, sales, suppliers, customers, employees, investors or business, whether in written, oral, graphic or electronic form. Notwithstanding the foregoing, any pricing or technical information regarding the Products or their components shall be deemed the Confidential Information of Tegal, regardless of marking or identification.

9.2  Nondisclosure and Nonuse. All Confidential Information exchanged between the parties pursuant to this Agreement shall not be distributed, disclosed, or disseminated in any way or form by the receiving party to anyone except its own employees, subcontractors or advisors who have a reasonable need to know such Confidential Information and who have been advised of the confidential nature and required to observe the terms and conditions hereof; nor shall Confidential Information be used by the receiving party for its own purpose, except for the purposes of exercising its rights or fulfilling its obligations under this Agreement. The restriction on disclosure will not apply to Confidential Information which is required to be disclosed by a court, government agency or regulatory requirement, provided that recipient shall first notify the disclosing party of such disclosure requirement or order and use reasonable efforts to obtain confidential treatment or a protective order.

9.3  Exclusions. The obligations of Section 9.2 shall not apply, however, to any information which:

(A)  is already in the public domain or becomes available to the public through no breach of this Agreement or other confidentiality obligation by the receiving party;

(B)  was in the receiving party’s possession prior to receipt from the disclosing party as proven by the receiving party’s written records; or

(C)  is received independently on a non-confidential basis from a third party free to disclose such information to the receiving party.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

10.	Relationship of the Parties

10.1  No Authority to Bind. Noah shall have no power or authority to bind or to obligate Tegal to any contract or any other commitment with any third party, including but not limited to Customers, prospective customers, or any person who contemplates any business relationship with Tegal or Noah.

10.2  Independent Contractor. Noah shall be and act under this Agreement solely as an independent contractor, and shall not be an agent of Tegal. Nothing contained in this Agreement shall be construed to (i) give either party the power to direct and control the day-to-day activities of the other or (ii) constitute the parties as partners, joint ventures, co-owners or otherwise as participants in a joint or common undertaking. Neither Noah nor its agents or employees are the agents of Tegal for any purpose except as expressly set forth in this Agreement.

10.3  Noah’s Obligations. All financial obligations associated with the business of Noah are its sole responsibility. All sales, service and other agreements between Noah and its Customers are Noah’s exclusive responsibility and shall have no binding effect on Tegal.

10.4  Acts of Noah. Noah shall be solely responsible for, and shall indemnify and hold Tegal free and harmless from, any and all claims, damages, expenses, including reasonable attorney’s fees, and any other liability arising out of or in connection with the acts of Noah, its employees, servants, agents or any of them.

11.	Representations and Warranties

11.1  General Representations. The parties hereby represent and warrant:

a.  Corporate Power. It is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

b.  Due Authorization. It is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

c.  Binding Agreement. This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor violate and law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

11.2  Limited Performance Warranty. Tegal represents and warrants that the Products will perform substantially in accordance with the specifications set forth in the applicable Tegal documentation for a period of one year after delivery for Systems Products and ninety (90) days after delivery for Spare Parts. Noah’s sole and exclusive remedy and Tegal’s sole and exclusive obligations in the event of a breach of the foregoing warranty will be that Tegal will repair or replace any defective Products per Tegal’s standard Return Material Authorization (RMA) and warranty repair or replacement process.

11.3  Warranty Disclaimer. EXCEPT AS EXPRESSLY SET FORTH IN SECTION 11.2, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TEGAL EXPRESSLY DISCLAIMS ALL WARRANTIES AND CONDITIONS REGARDING THE PRODUCTS, WHETHER EXPRESS, IMPLIED OR STATUTORY, AND INCLUDING BUT NOT LIMITED TO ALL WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, TITLE AND NON-INFRINGEMENT OF THIRD PARTY RIGHTS. NOAH UNDERSTANDS AND AGREES THAT THE DISCLAIMER OF WARRANTIES IN THIS AGREEMENT IS A FUNDAMENTAL PART OF THIS AGREEMENT AND THAT TEGAL WOULD NOT AGREE TO ENTER THIS AGREEMENT WITHOUT SUCH DISCLAIMERS.

11.4  No Warranty Pass Through. Except for the limited warranty expressly set forth in Section 11.2 above, Noah shall not be entitled to make or pass through any warranties to any third parties regarding the Products unless specifically authorized in writing by Tegal on a case-by-case basis. Noah shall be responsible for all representations and warranties it makes to Customers. Noah indemnifies and holds Tegal harmless from and against any and all liabilities, losses, damages, costs and expenses, including without limitation attorney’s fees and costs, incurred by Tegal resulting from any claims based on or related to any representation or warranty made by Noah regarding the Products that was not specifically authorized in writing in advance by Tegal.

11.5  No Illegal Activity. The parties represent and warrant that each shall at all times refrain from engaging in any illegal, unfair, deceptive or unethical business practices whatsoever, whether with respect to the Products or otherwise.

11.6  No Agency. Noah further represents and warrant that it will not incur any liability on behalf of Tegal nor in any way pledge or purport to pledge Tegal’s credit or purport to make any contract binding upon Tegal.

12.	Limited Liability

IN NO EVENT SHALL TEGAL SHALL BE LIABLE TO NOAH, OR TO ANY PARTY CLAIMING THROUGH OR UNDER NOAH, FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF GOODWILL, OR FOR ANY INDIRECT, INCIDENTAL, SPECIAL OR CONSEQUENTIAL DAMAGES OF ANY KIND, EVEN IF TEGAL HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, ARISING OUT OF OR RELATED TO THE SALE OF PRODUCTS TO OR BY NOAH. TEGAL’S TOTAL CUMULATIVE LIABILITY UNDER THIS AGREEMENT EXCEPT FOR AMOUNTS PAYABLE PURSUANT TO ITS INDEMNITY OBLIGATIONS UNDER SECTION 13 OR WITH RESPECT TO THE PRODUCTS SHALL NOT EXCEED THE AMOUNTS PAID BY NOAH TO TEGAL DURING THE 12 MONTHS PRECEDING THE CLAIM. Noah acknowledges that the foregoing limitations are an essential element of the Agreement between the parties and that in the absence of such limitations the pricing and other terms set forth in this Agreement would be substantially different.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

13.	Indemnification

13.1  Indemnity. Tegal shall defend Noah against any third party suits, actions, claims or proceedings alleging that the Products infringe such third party’s patent rights, copyrights or trademarks, or misappropriates such third party’s trade secrets, and Tegal agrees to indemnify Noah and hold it harmless from and against any damages finally awarded against Noah by a court of competent jurisdiction that may result from any such third party claim; provided that (i) Noah notifies Tegal promptly in writing of the claim; (ii) Tegal has sole control of the defense and all related settlement negotiations; and (iii) Noah provides Tegal with all necessary assistance, information, and authority to perform these duties. To the extent that any delay by Noah in notifying Tegal results in any cost, expense, or liability to Tegal which would otherwise have been avoided, Tegal shall be relieved of its obligation to indemnify and shall be entitled to deduct such amount from sums paid or collect such amount from Noah.

13.2  Exclusions. Tegal shall have no liability for any claim of infringement based on or arising from (i) use of any version other than the latest commercially available version of the Products made available to Noah, to the extent the infringement would have been avoided by use of such version; (ii) modification of the Products by Noah or any third party; or (iii) the combination or use of the Products furnished hereunder with materials not furnished by Tegal to the extent such infringement would have been avoided by use of the Tegal materials alone.

13.3  Alternatives. In the event a Product is held to, or Tegal believes is likely to be held to infringe or misappropriate, Tegal shall have the right at its sole option and expense to (i) substitute or modify the Product so that it is non-infringing, while retaining substantially equivalent features and functionality as set forth in the documentation; or (ii) obtain for Noah a license to continue offering the Product under commercially reasonable terms; or (iii) if (i) and (ii) are not reasonably practicable as determined by Tegal, terminate this Agreement or cease sale of the infringing Product.

13.4  Sole Obligation. The foregoing Tegal indemnity states the sole obligation and exclusive liability of Tegal, and Noah’s sole recourse and remedy for any claim of infringement or misappropriation of an intellectual property right or proprietary right by the Products.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

14.	Term and Termination

14.1  Term. This Agreement shall become effective as the date first shown above and shall continue for a period of three (3) years thereafter. This Agreement may be renewed for additional one year periods solely upon the mutual written agreement of the parties.

14.2  Termination for Convenience. Either party may terminate this Agreement at any time by written notice given to the other party not less than one hundred and eighty (180) days prior to the effective date of such termination.

14.3  Termination for Cause. Either party may terminate this Agreement upon notice to the other party, upon any material failure of the other party to fulfill or perform any one of the duties, obligations or responsibilities of in this Agreement, which failure is not cured within thirty (30) days of notice from the party. In addition, Tegal may terminate this Agreement upon notice to Noah upon (i) any assignment or attempted assignment by Noah of any interest in this Agreement or delegation of Noah’s obligations without Tegal’s written consent; (ii) any sale, transfer or relinquishment, voluntary or involuntary, by operation of law or otherwise, of any material interest in the direct or indirect ownership or any change in the management of Noah; (iii) failure of Noah for any reason to function in the ordinary course of business; (iv) conviction in a court of competent jurisdiction of Noah, or a manager, partner, principal officer or major stockholder of Noah for any violation of law tending, in Tegal’s opinion, to affect adversely the operation or business of Noah or the good name, goodwill, or reputation of Tegal, products of Tegal; or (vi) submission by Noah to Tegal of false or fraudulent reports or statements, including, without limitation, claims for any refund, credit, rebate, incentive, allowance, discount, reimbursement or other payment by Tegal.

14.4  Effect of Termination. On termination of this Agreement, Noah shall cease to be an authorized distributor of Tegal and:

a.  Amounts Due. All amounts owing by Noah to Tegal shall, notwithstanding prior terms of sale, become immediately due and payable.

b.  Unshipped Orders.  All unshipped confirmed orders shall be fulfilled with the obligations of the purchase contract and enforceable on the both parties. Noah and Tegal may come to mutual agreement to alter this provision on execution of a termination.

c.  Resale of Products to Tegal. Noah will resell to Tegal on demand, free and clear of liens and encumbrances, all Products in Noah’s inventory as Tegal shall elect to repurchase, at a mutually agreed price, but not in excess of Tegal’s current price to distributors for such products and materials, and deliver to Tegal all materials bearing Tegal’s name. Notwithstanding the foregoing, Noah shall be required to deliver to Tegal and Tegal shall not be obligated to pay Noah for any item originally provided to Noah by Tegal free of charge, including, but not limited to Consignment Stock.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

d.  No Liability Due to Termination. Neither party shall be liable to the other because of such termination for compensation, reimbursement or damages on account of the loss of prospective profits or anticipated sales, or on account of expenditures, investments, lease or commitments in connection with the business or goodwill of Tegal or Noah or for any other reason whatsoever growing out of such termination.

e.  Use of Materials. Noah will cease use of any materials containing any Marks, and will immediately destroy all stationery, advertising matter and other printed matter in its possession or under its control containing such Marks. Noah will not at any time after such termination use or permit any such Marks to be used in any manner in connection with any business conducted by it or in which it may have an interest, or otherwise whatsoever as descriptive of or referring to anything other than merchandise or products of Tegal. Regardless of the cause of termination, Noah will immediately take all appropriate steps to remove and cancel its listings in telephone books, and other directories, and public records, or elsewhere that contain the Tegal’s name, logos or trademarks. If Noah fails to obtain such removals or cancellations promptly, Tegal may make application for such removals or cancellations on behalf of Noah and in Noah’s name, and in such event Noah will render every assistance required to implement the intention of this Section 14.4(e).

f.  Survival. The provisions of Sections 4.6, 4.9, 6, 7.3, 8.5, 9, 10, 11, 12, 14.4, 15, 16, 17, 18, 19, 20, 21, 22, 23, 24 and 25 shall survive any termination or expiration of this Agreement.

15.	Compliance with Law.

15.1  Legal Compliance. In performing its duties under this Agreement, Noah shall at all times comply with all applicable international, federal, state and local laws and shall not engage in any illegal or unethical practices. Noah agrees that any sums paid to Noah under this Agreement are for Noah’s own account, and that except as appropriate to carry out Noah’s duties set forth herein in a legal manner, Noah has not, has no obligation to and shall not, directly or indirectly, give, offer, pay, promise to pay, or authorize the payment of money or any thing of value to any other person in connection with the transactions for which commissions hereunder are to be paid. Noah agrees not to take any actions that would cause it or Tegal to violate the U.S. Foreign Corrupt Practices Act of 1977, as amended. Noah further agrees that no officer, director, employee, or agent of Noah is an “official” of any government located within the Territory as that term is defined in such Act, nor shall Noah employ any such “official”. Noah agrees that Noah shall not download, export, or re-export any software or technical data received hereunder, regardless of the manner in which received, (i) into, or to a national or resident of, any country to which the United States has embargoed goods, or (ii) to anyone in the United States Treasury Department’s list of Specially Designated Nationals or the U.S. Commerce Department’s Table of Denial Orders. Noah shall indemnify and hold Tegal harmless from and against any liabilities, damages, costs and expenses, including without limitation attorneys’ fees and costs, resulting from any breach by Noah of this Section 15.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

15.2  Legal Obligations. If this Agreement, any form of contract or license, or any other document, transaction or act contemplated herein is required by the law of any nation or other jurisdiction within the Territory to be registered, approved, notified, or recorded with or by any government agency, Noah shall assume all such legal obligations and shall indemnify and hold Tegal harmless from any and all liability, damages or expenses, including reasonable attorneys fees, from any failure of Noah so to comply. Tegal shall, without limitation, cooperate with and assist Noah by furnishing all information reasonably necessary for such registration, approval, notification, or recording. Tegal shall have the right, at its option, to participate in any such proceeding and to examine prior to submission any documents prepared by Noah for submission to any government agency, including, without limitation, any correspondence to or from such agency. If this Section 15.2 applies in any respect, Noah shall take no other action under this Agreement unless and until it has so complied, and Noah shall give Tegal prompt written notice when such compliance has been completed.

16.	Acknowledgments

Each party acknowledges that no representation or statement, and no understanding or agreement, has been made, or exists, and that in entering into this Agreement each party has not relied on anything done or said or on any presumption in fact or in law, (i) with respect to this Agreement, or to the duration, termination or renewal of this Agreement, or with respect to the relationship between the parties, other than as expressly set forth in this Agreement; (ii) that in any way tends to change or modify the terms of this Agreement or to prevent this Agreement from becoming effective; or (iii) that in any way affects or relates to the subject matter hereof. Noah also acknowledges that the terms and conditions of this Agreement, and each of them, are reasonable and fair and equitable.

17.	Final Agreement

This Agreement and the Exhibits attached hereto and by this reference incorporated herein represent the entire agreement between the parties with respect to the subject matter hereof, and supersedes all prior understandings or agreements with respect to the subject matter hereof. This Agreement may be modified, amended or supplemented only by a further writing that is duly executed by both parties.

18.	Assignment

Neither this Agreement nor any interest in this Agreement may be assigned by Noah without the prior express written approval of Tegal, which may be withheld by Tegal at Tegal’s absolute discretion. Notwithstanding the foregoing, this Agreement is binding upon and shall inure to the benefit of its successors and assigns. Any assignment in violation of the foregoing shall be null and void.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

19.	Force Majeure

Except for the obligation to make payment when due, each party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement by reason of any event beyond such party’s reasonable control including but not limited to acts of God, fire, flood, explosion, earthquake, or other natural forces, war, civil unrest, accident, destruction or other casualty, any act, inaction or delay of any government or government agency, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, any strike or labor disturbance, or any other event whether similar or dissimilar to those enumerated above. Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the party has not caused such event(s) to occur. All delivery dates in this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.

20.	No Implied Waivers

The failure of a party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement neither impairs that provision or right nor constitutes a waiver of that provision or right, in whole or in part, in that instance or in any other instance. Any waiver must be in writing expressly stated for such purpose and signed by the parties to this Agreement.

21.	Notices

Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services as set forth below:

If to Tegal:

Tegal Corporation
Attn: President & CEO
2201 S. McDowell Blvd.
Petaluma, CA 94954 USA

If to Noah:

Noah Corporation
1-19-19 Ebisu, Shibuya
Tokyo
Japan

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

22.	Governing Law

The rights and obligations of the parties under this Agreement shall not be governed by the provisions of the 1980 United Nations Convention on Contracts for the International Sale of Goods or the United Nations convention on the Limitation Period in the International Sale of Goods, as amended; rather, this Agreement shall be governed by and construed under the laws of the State of California, USA, without regard to conflicts of law principles. Upon Tegal’s request, Noah hereby expressly consents to: (i) the personal jurisdiction of the federal and state courts within California and (ii) service of process being effected upon it by registered mail sent to the address set forth at the beginning of this Agreement.

23.	Governing Language.

The official text of this Agreement shall be in the English language, and any interpretation or construction of this Agreement shall be based solely on the English-language text.

24.	Severability

If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

25.	Headings; Construction

The headings to the clauses, sub-clause and parts of this Agreement are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement. Any ambiguity in this Agreement shall be interpreted equitably without regard to which party drafted the Agreement or any provision thereof. The terms “this Agreement,” “hereof,” “hereunder” and any similar expressions refer to this Agreement and not to any particular Section or other portion hereof. The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party will not be applied in the construction or interpretation of this Agreement. As used in this Agreement, the words “include” and “including,” and variations thereof, will be deemed to be followed by the words “without limitation” and “discretion” means sole discretion.

Confidential treatment has been requested for portions of this exhibit by Tegal Corporation. The copy filed herewith omits the information subject to the confidentiality request. Omissions are designated as *****. A complete version of the exhibit has been filed seperately with the Securities and Exchange Commission

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first above written.

Tegal Corporation (“Tegal”)

By: /s/ Thomas R. Mikas_________________________ Date: October 20, 2006
Thomas R. Mika, President and CEO

Noah Corporation (“Noah”)

By: /s/ Hiroshi Tabira___________________________ Date: October20, 2006
   Hiroshi Tabira, President & CEO